                          WILLIAM SHAPIRO, ESQ., P.C.
                         ONE BELMONT AVENUE, SUITE 202
                             BALA CYNWYD, PA 19004
                            (610)-668-0707, EXT. 228


                                            June 4, 1996


Equipment Leasing Corporation of America
Suite 76
501 Silverside Rd.
Wilmington, DE  19809

    Re: Equipment Leasing Corporation of America
        Registration Statement on Form S-2
        (Registration No. 333-02497)

Gentlemen:

    We have acted as counsel to Equipment Leasing Corporation of America (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-2 and amendment thereto under the Securities Act of 1933 (No. 333-02497) (the "Registration Statement"), relating to the issuance and sale of an aggregate of $50,000,000 in principal amount of Demand and Fixed Rate Certificates (the "Certificates") pursuant to the form of a sixth supplemental indenture to a trust indenture entered into as of May 15, 1996, to an Indenture dated and supplements thereto dated September 19, 1986, September 20, 1988, September 13, 1989, August 17, 1990 and August 18, 1993 between the Company and First Valley Bank of Bethlehem, Pennsylvania, as trustee (the "Indenture"), filed as Exhibit 4.17 to the Registration Statement, to be issued and sold by the Company on the continuous, best-efforts basis.

    In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, the Company's By-laws, the Indenture, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

    Based on the foregoing, it is our opinion that the Certificates, when issued and sold pursuant to the Indenture and in the manner contemplated by the Registration Statement, will be valid and binding obligations of the Company.

    The opinion expressed herein is subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to specific performance and injunctive relief, (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies; and (c) the effect of applicable laws and court decisions which may now or hereafter limit or render unenforceable certain rights and remedies.

    We do hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to reference to our firm under the caption "Legal Opinion" in the Prospectus, which is part of the Registration Statement.

                                       Very truly yours,
                                       WILLIAM SHAPIRO, ESQ., P.C.



                                       By: /s/  Kenneth S. Shapiro
                                       ---------------------------